EXHIBIT (10.7)
FIRST AMENDMENT TO KEITH HOWE EMPLOYMENT AGREEMENT
          THIS FIRST AMENDMENT, dated as of December 31, 2008 (the “Amendment Effective Date”), is entered into by and between Vought Aircraft Industries, Inc., a Delaware corporation (the “Company”) and Keith Howe (the “Executive”).
RECITALS
          WHEREAS, the Company and the Executive previously entered into an employment agreement, dated as of January 4, 2007, (the “Employment Agreement”), that sets forth the terms and conditions of the Executive’s employment with the Company;
          WHEREAS, the Company and Executive mutually desire to amend the Employment Agreement to take into consideration certain requirements imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
          WHEREAS, Section 15 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and the Executive.
          NOW, THEREFORE, the Company and the Executive hereby agree that, effective as of the Amendment Effective Date, for good and valuable consideration, the receipt of which is hereby acknowledged, the Employment Agreement is hereby amended as follows:
          1. The following sentence is hereby added to the end of Section 2(b) of the Employment Agreement:
“Any annual bonus that becomes payable pursuant to this Section 2(b) shall be paid no later than March 15th of the year following the year in which such annual bonus is earned. Provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such annual bonus payment by March 15th, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31st of the year following the year the year for which such annual bonus was earned.”
          2. Section 2(i) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:
“(i)	Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy. To the extent that any reimbursements, including without limitation any reimbursements pursuant to Section 2(c) above, Section 2(g) above and/or pursuant to this Section 2(i), are determined to constitute taxable compensation to the Executive, then reimbursement requests with respect to such expenses must be timely submitted by the Executive and, if timely submitted, such expenses shall be reimbursed no later than December 31st of the year following the year in which the expense was incurred. In no event shall the Executive be entitled to any such reimbursement payments after December 31st of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, except for the reimbursement of medical expenses referred to in Section 105(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.”

     3. Section 2(k) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:
“(k)	Indemnification. The Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s certificate of incorporation or bylaws against all costs, expenses, liabilities and losses reasonably incurred or suffered by the Executive with respect to any bona fide claim against the Executive or the Company, where such claim is based on actions taken by the Executive in good faith and in his capacity as an officer of the Company. Notwithstanding the foregoing, no amounts shall be paid or advanced in accordance with this Section 2(k) to the extent that any such amounts would fail to be exempt from the application of Section 409A (as defined below) in accordance with Treasury Regulation 1.409A-1(b)(10).”
     4. Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“(b)	Termination without Cause or resignation for Good Reason. If, during the Term, the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a termination of the Executive’s employment without Cause pursuant to Section 3(a)(iv) or for Good Reason pursuant to Section 3(a)(v), the Company shall, subject to the Executive signing and not revoking, within thirty (30) days following the Separation from Service, a release of claims in substantially the form attached hereto as Exhibit A:
(i)	pay to the Executive, in equal installments over the twelve (12) month period following the Date of Termination in accordance with the Company’s regular payroll practice, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of twelve (12) months following the Date of Termination, which amounts shall be payable commencing on the Company’s first payroll date occurring on or after the 30th day following the Separation from Service (the “First Payroll Date”), and any amounts that would otherwise have been paid pursuant to this Section 4(b)(i) prior to such payroll date shall be paid in a lump-sum on the First Payroll Date; and

(ii)	pay to the Executive a lump-sum amount equal, as determined by the Company, to the total aggregate annual premium costs for group medical, dental and vision benefit coverage for the Executive and the Executive’s spouse and dependents, in each case, as in effect with respect to each such individual immediately prior to such Separation from Service, which payment shall be made on the First Payroll Date and which payment may be applied by the Executive, in his discretion, to the purchase of comparable coverage. For the avoidance of doubt, the payment described in this Section 4(b)(ii) shall be subject to withholding of any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.”

     5. Section 4(d) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:
“(d)	409A. Notwithstanding anything to the contrary in this Section 4, no payments in this Section 4 will be paid during the six-month period following the Executive’s Separation from Service unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Executive to incur an additional tax under Section 409A (in which case such amounts shall be paid at the time or times indicated in this Section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including upon the Executive’s death), the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been previously paid to the Executive under this Agreement.”
     6. Clause (D) of Section 9(e) of the Employment Agreement is hereby deleted and replaced in its entirety, and clauses “(E)” and “(F)” in the last paragraph of Section 9(e) are hereby renumbered as clauses “(D)” and “(E)”, respectively.
     7. Section 21 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:
     “21. Section 409A. To the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to Section 409A, this Agreement shall incorporate the terms and conditions required by Section 409A reasonably determined by the Company and the Executive. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 21 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.”
     9. Except as expressly modified by the terms of this First Amendment to the Employment Agreement, the terms and conditions of the Employment Agreement shall remain in full force and effect.
[Signature page follows]

          IN WITNESS WHEREOF, the Company and the Executive agree to the terms of this [First] Amendment to the Employment Agreement, effective as of the Effective Date.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ THOMAS F. STUBBINS
	Name:	Thomas F. Stubbins
	Title:	Vice President, Human Resources

EXECUTIVE
/s/ KEITH B. HOWE
Keith B. Howe

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